Exhibit 4.1

First Supplemental Indenture

FIRST SUPPLEMENTAL INDENTURE, dated as of December 6, 2006 (this “First Supplemental Indenture”), among CDRV Investors, Inc., a corporation organized under the laws of the State of Delaware (the “Predecessor Company”), CDRV Investment Holdings Corporation, a corporation organized under the laws of the State of Delaware, as successor to the Predecessor Company (the “Successor Company”), and Wells Fargo Bank, National Association, as Trustee under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Predecessor Company and the Trustee are parties to an Indenture, dated as of December 16, 2004 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), providing for, among other things, the 9 5/8% Senior Discount Notes due 2015;

WHEREAS, pursuant to an Assignment and Assumption Agreement, dated December 6, 2006, between the Predecessor Company and the Successor Company, the Predecessor Company is transferring, conveying, assigning and delivering substantially all its assets and liabilities to the Successor Company and the Successor Company is acquiring such assets and assuming such liabilities;

WHEREAS, Article V of the Indenture provides that upon any transfer by the Predecessor Company of all or substantially all its assets to any Person, such transferee Person shall expressly assume all the obligations of the Predecessor Company under the Notes and the Indenture by executing and delivering to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee, and that thereupon the Predecessor Company shall be relieved of all obligations and covenants under the Indenture;

WHEREAS, Section 901 of the Indenture provides that, without the consent of the Holders of any Notes, the parties hereto may amend or supplement the Indenture to provide for the assumption by such transferee Person of the obligations of the Predecessor Company under the Indenture; and

WHEREAS, the Successor Company desires to enter into this First Supplemental Indenture for good and valuable consideration;

NOW, THEREFORE, for and in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Predecessor Company, the Successor Company and the Trustee mutually agree, for the benefit of all Holders of the Notes, as follows:

1.             Defined Terms.  As used in this First Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined.  The words “herein,” “hereof” and “hereby” and other words of similar import used in this First Supplemental Indenture refer to this First Supplemental Indenture as a whole and not to any particular section hereof.

2.             Assumption of Obligations.  The Successor Company hereby expressly assumes and agrees to pay, perform and discharge when due each and every debt, obligation, covenant and agreement incurred, made or to be paid, performed or discharged by the Predecessor Company under the Indenture and the Notes.  The Successor Company hereby agrees to be bound by all the terms, provisions and conditions of the Indenture and the Notes and agrees that it shall be the successor Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Predecessor Company under the Indenture and the Notes.

3.             Release and Discharge.  The Predecessor Company is hereby released and discharged from all debts, obligations and covenants under the Indenture and the Notes.

4.             Ratification of Indenture; First Supplemental Indenture Part of Indenture.  Except as expressly amended and supplemented hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.  The Trustee makes no representation or warranty as to the validity or sufficiency of this First Supplemental Indenture or as to the accuracy of the recitals to this First Supplemental Indenture.

5.             Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

6.             Successors and Assigns.  All covenants and agreements in this First Supplemental Indenture by the Successor Company shall bind its respective successors and assigns, whether so expressed or not.

7.             Separability Clause.  In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

8.             Benefits of First Supplemental Indenture.  Nothing in this First Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under this First Supplemental Indenture.

9.             GOVERNING LAW.  THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.  THE TRUSTEE, THE SUCCESSOR COMPANY, ANY OTHER OBLIGOR IN RESPECT OF THE NOTES AND (BY THEIR ACCEPTANCE OF THE NOTES) THE HOLDERS AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS FIRST SUPPLEMENTAL INDENTURE.

10.           Counterparts.  This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

CDRV INVESTMENT HOLDINGS CORPORATION, as Successor Company

By:	/s/ George Van Kula
	Name:	George Van Kula
	Title:	Senior Vice President,
General Counsel and Secretary

CDRV INVESTORS, INC., as Predecessor Company

By:	/s/ George Van Kula
	Name:	George Van Kula
	Title:	Senior Vice President,
General Counsel and Secretary

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Joseph P. O’Donnell
	Name:	Joseph P. O’Donnell
	Title:	Vice President